                                EXHIBIT 2(b)

                            FIRST AMENDMENT TO
                       AGREEMENT AND PLAN  OF MERGER


     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "AMENDMENT") amends and supplements the provisions of the Agreement and Plan of Merger dated as of March 13, 1998 (the "MERGER AGREEMENT") by and among RUGGED LINER, INC. ("RUGGED LINER"), AEROCOVER, INC. ("AEROCOVER"), GROUND FORCE, INC. ("GROUND FORCE"), and TRIAD MANAGEMENT GROUP, INC. ("TRIAD"), THE COLONELS' INTERNATIONAL, INC. (the "BUYER") and THE COLONEL'S RUGGED LINER, INC. ("MERGERSUB"), MARK GERMAN ("MR. GERMAN") and the other Shareholders of Rugged Liner, Aerocover, Ground Force and Triad (the "SHAREHOLDERS"), and DONALD J. WILLIAMSON ("MR. WILLIAMSON") as follows:

     Unless indicated to the contrary in this Amendment, terms defined in the Merger Agreement shall have the same meanings when used herein.

     1. AMENDMENTS TO MERGER AGREEMENT. The parties agree that the Merger Agreement shall be amended as follows:

          (a) SECTION 2.1. The firs paragraph of Section 2.1 of the Merger Agreement shall be amended to read in its entirety as follows:

               2.1 EFFECT ON SHARES AND MERGERSUB'S CAPITAL STOCK. In the aggregate, the Shareholders are entitled to receive (a) Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) in cash and (b) a number of shares of Buyer's Common Stock determined by dividing Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) by the average of the per share closing prices of Buyer's Common Stock on the Nasdaq SmallCap Market for each of the thirty trading days immediately prior to April 2, 1998 (the "AVERAGE TRADING PRICE"), all as set forth below and subject to adjustments in Sections 2.2, 2.3, 2.4 and 2.5 (the "MERGER CONSIDERATION"). The parties agree that the Average Trading Price is $8.203 per share of Buyer's Common Stock.

          (b) SECTION 2.2. Section 2.2 of the Merger Agreement shall be amended to read in its entirety as follows:

          2.2  ADJUSTMENTS TO MERGER CONSIDERATION.

               2.2.1 ACCOUNTS PAYABLE AND OTHER DEBT, AND RENTAL PAYMENTS. The cash portion of the Merger Consideration set forth in Section 2.1 shall be reduced, on a dollar-for-dollar basis, by the following amounts: (i) the aggregate amount of the accounts payable of the Rugged Liner Companies as of the Closing Date, including without limitation all obligations of the Rugged Liner Companies under the promissory notes payable to Mr. German attached as Exhibit A to this Amendment (including principal and accrued interest), (ii) the aggregate amount of the Rugged Liner Companies' indebtedness to any financial institution as of the Closing Date, and (iii) the aggregate unpaid rental amounts for the remaining terms of all the tractor-trailer leases listed in
     Exhibit 2.2-2. Accounts payable shall not include Inter-Company Payables. As used herein, the term "Inter-Company Payables" means all accounts payable by one of the Rugged Liner Companies or any other corporation or entity in which Mr. German is a shareholder or owner (each, a "RELATED ENTITY") to any other Related Entity or Entities. The parties agree that all of these adjustment amounts are set forth on the Closing Memorandum dated April 23, 1998.

               2.2.2 CASH ON HAND; TAX GROSS-UP. The cash portion of the Merger Consideration set forth in Section 2.1 shall be increased, (a) on a dollar-for-dollar basis, by the aggregate amount of cash on hand of the Rugged Liner Companies as of the Closing Date and (b) by Eight Hundred Twenty Thousand Dollars ($820,000), which amount the parties agree represents the Shareholders' estimated additional tax liability resulting from the 338 Election (as defined below). The parties agree that all of these adjustment amounts are set forth on the Closing Memorandum dated April 23, 1998.

               2.2.3 GAS CAN LITIGATION. The Merger Consideration shall be reduced by $150,000, representing the amount that the parties agree to be the Rugged Liner Companies' aggregate liability resulting from or arising out of certain pending class action lawsuits in which the Rugged Liner Companies (or any of them) are named defendants (the "GAS CAN LITIGATION"). This adjustment shall be made as follows: (i) 50 percent ($75,000) by a decrease in the cash payable to the Shareholders, and (ii) 50 percent ($75,000) by a decrease in the number of shares of Buyer's Common Stock issuable to the Shareholders, with the number of shares of Buyer's Common Stock to be determined based on the Average Trading Value.

          (c)  SECTION 2.3.1   Section 2.3.1(c) shall be amended to read in
its entirety as follows:

          (c) "AGGREGATE ACCOUNTS RECEIVABLE VALUE" means the total aggregate value of all of the Rugged Liner Companies' accounts receivable outstanding as of the Closing Date (defined below), net of allowances for doubtful accounts, as determined in accordance with GAAP. As used herein, the term "Inter-Company Receivables" means all accounts receivable of each Related Entity from any other Related Entity or Entities.

          (d)  SECTION 2.3.2   Section 2.3.2 of the Merger Agreement shall
be amended to read in its entirety as follows:
                                      -2-

               2.3.2 PHYSICAL INVENTORY; INSPECTION OF AGGREGATE ACCOUNTS RECEIVABLE VALUE. On or before the Closing Date, Buyer and the Rugged Liner Companies shall jointly conduct or cause to be conducted (a) a physical inventory (the "PHYSICAL INVENTORY") of the Merchandise Inventory and (b) an inspection or review of the Aggregate Accounts Receivable Value (the "A/R INSPECTION"). The Physical Inventory and the A/R Inspection shall be conducted in accordance with GAAP in a manner consistent with prior years. Upon completion of the Physical Inventory and the A/R Inspection, Buyer and the Rugged Liner Companies shall use their best efforts to agree upon the Aggregate Inventory Value and the Aggregate Accounts Receivable Value.


          (e) SECTION 2.3.3. Section 2.3.3 of the Merger Agreement shall be amended to read in its entirety as follows:

               2.3.3     ADJUSTMENTS TO MERGER CONSIDERATION.

                    (a)  ADJUSTMENT AMOUNT.

                         (i)  If the Aggregate Inventory Value (as
     determined pursuant to Section 2.3.2) is less than One Million Eight Hundred Thousand Dollars ($1,800,000), the Merger Consideration shall be decreased by the amount that the Aggregate Inventory Value is less than such amount. If such Aggregate Inventory Value is greater than One Million Eight Hundred Thousand Dollars ($1,800,000), the Merger Consideration shall be increased by the amount that the Aggregate Inventory Value is greater than such amount.

                         (ii) If the Aggregate Accounts Receivable
     Value (as determined pursuant to Section 2.3.2) is less than Seven Hundred Fifty Thousand Dollars ($750,000), the Merger Consideration shall be decreased by the amount that the Aggregate Inventory Value is less than such amount. If such Aggregate Accounts Receivable Value is greater than Seven Hundred Fifty Thousand Dollars ($750,000), the Merger Consideration shall be increased by the amount that the Aggregate Inventory Value is greater than such amount.

               (b)  PAYMENT TERMS.  If the aggregate Merger
     Consideration for the Shares is increased pursuant to this
     Section 2.3, the adjustment payment shall be paid by a cash payment by Buyer to the Shareholders. If the aggregate Merger Consideration for the Shares is decreased pursuant to this
     Section 2.3, the adjustment payment shall be paid as follows:
     (i) 50 percent by a cash payment from the Shareholders to Buyer, and (ii) 50 percent by the cancellation of a portion of Buyer's

     Common Stock previously issued to the Shareholders, with the number of shares of Buyer's Common Stock to be so canceled to be determined based on the Average Trading Value.

     The parties agree that all of these adjustment amounts are set forth on the Closing Memorandum dated April 23, 1998.

          (f) SECTION 2.11. Section 2.11 of the Merger Agreement is amended to read in its entirety as follows:

               2.11 STUB PERIOD. The Rugged Liner Companies shall be required to file income tax returns for the period between the end of their 1997 fiscal years and the Effective Time. Prior to filing such tax returns, the Rugged Liner Companies shall allow Buyer and its representatives a reasonable time to review and comment on such filings.

          (g) SECTION 3.7. Section 3.7 of the Merger Agreement is amended to read in its entirety as follows:

          3.7 FINANCIAL STATEMENTS. To the knowledge of Mr. German and each of the Rugged Liner Companies, the audited financial statements (the "FINANCIAL STATEMENTS") of the Rugged Liner Companies and other related entities as of and for the fiscal years ended December 31, 1997 and December 31, 1996, as reported on by their independent accountants, Deloitte & Touche LLP, including all schedules and notes relating to such statements, are correct and complete in all material respects and fairly present the Rugged Liner Companies' financial condition and results of operation on the dates and for the periods indicated and have been prepared in conformity with GAAP applied consistently throughout the periods indicated. The Financial Statements were not prepared exclusively for the Rugged Liner Companies, but include related entities.

          (h)  SECTION 3.11   Section 3.11 of the Merger Agreement is
amended to read in its entirety as follows:

          3.11 TAXES. Each of the Rugged Liner Companies is an S corporation for both Federal and State tax purposes. As such, the various items of income and expenses pass through to the Shareholders for inclusion on their individual tax returns. The Rugged Liner Companies are responsible for Pennsylvania Capital Stock Tax (all) and California Franchise Tax (Rugged Liner and Ground Force only) and have filed the appropriate returns and paid the tax for all open years. Since the Rugged Liner Companies are S corporations, no deferred taxes have been provided for on the books of such Companies. To the knowledge of the Rugged Liner Companies and Mr. German, except as discussed in
     Section 3.11 of the Disclosure Schedule:
                                      -4-

               3.11.1 FILINGS. Each of the Rugged Liner Companies has filed on a timely basis since 1992 all federal, state, local and other tax returns that are or were required to be filed, except for tax returns that are currently on extension until September 15, 1998. Each of the Rugged Liner Companies has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns (including tax returns on extension) or otherwise, or pursuant to any assessment received by it.

               3.11.2 AUDITS. No Rugged Liner Company has ever had an audit with respect to any of its tax returns in the past six years. All tax returns are closed by the applicable statute of limitations for all taxable years through 1992. No Rugged Liner Company has given or been requested to give waivers or extensions of any limitation period relating to the payment of taxes.

               3.11.3 RESERVES. The charges, accruals, and reserves with respect to taxes on the books of each of the Rugged Liner Companies are adequate (determined in accordance with GAAP) and are at least equal to such Rugged Liner Company's liability for taxes during fiscal year 1997. No deferred taxes have been recorded on the books. There exists no proposed tax assessment against any of the Rugged Liner Companies. No consent to the application of Section 341(f)(2) of the Internal Revenue Code of 1986, as amended (the "CODE") has been filed with respect to any property or assets held, acquired, or to be acquired by any of the Rugged Liner Companies. All taxes that the Rugged Liner Companies are or were required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper person or entity.

               3.11.4 TRUE, CORRECT AND COMPLETE. All tax returns filed by each of the Rugged Liner Companies are true, correct, and complete. There is no tax sharing agreement that will require any payment by any of the Rugged Liner Companies after the date of this Agreement.


          (i) SECTION 3.22. Section 3.22 of the Merger Agreement is amended to read in its entirety as follows:

               3.22      PRODUCT LIABILITIES AND WARRANTIES.  Section
     3.22 of the Disclosure Schedule sets forth (a) a copy of the form of written warranties covering each product sold in the Business; and (b) a summary of any modification of such warranty given to any customer that is still in effect. During the past five years, the aggregate amount of expenses incurred by the Rugged Liner Companies relating to warranty claims has not exceeded $230,000. There have been no personal injury product liability claims asserted against any Rugged Liner Company during the last five years.



          (j) SECTION 6.3. Section 6.3 of the Merger Agreement is amended to read in its entirety as follows:

               6.3  SECTION 338 ELECTION AND OTHER ACTIONS.

                    (a) SECTION 338 ELECTION. Buyer and the Rugged Liner Companies and the Shareholders (for purposes of this Section 6.3(a), the Rugged Liner Companies and the Shareholders being referred to as the "Sellers") shall make an election under
     Section 338(h)(10) of the Code (the "338 Election"), and any comparable elections under state and local tax laws, with respect to the purchase of the Shares hereunder pursuant to the Mergers. Buyer and the Sellers shall cooperate fully with each other in making the 338 Election, including but not limited to the joint execution and filing of all necessary copies of IRS Form 8023 and the attachments thereto on or before the due date thereof, including extensions. Buyer and the Sellers agree that the Merger Consideration shall be allocated to the assets acquired at the fair market value, as the parties may agree, as of the Closing Date with any excess Merger Consideration being treated as goodwill. Buyer and the Sellers agree that this allocation meets the requirements of Section 1060 of the Code.

                    (b)  CONSENTS.   All consents, approvals or
     authorizations of, or declarations, filings or registrations with, any third parties or governmental bodies required of the Rugged Liner Companies in connection with the execution, delivery and performance of this Agreement must have been obtained and must be in full force and effect. In addition, the landlord under the Lease shall have signed a reasonably acceptable consent to the transactions contemplated by this Agreement.

     (k) SECTION 6.8. Section 6.8 of the Merger Agreement is deleted in its entirety.

     2. POST-CLOSING IRS EXAMINATION. The Rugged Liner Companies are and have been "S corporations" for all of the years which are not closed by the applicable statute of limitations. Should any of the Rugged Liner Companies be selected for audit by the Internal Revenue Service or any state where returns have been filed, the Shareholders shall have the right to participate in the handling of such audits and examinations. If such audits or examinations result in adjustments that create increases in taxable income for the Shareholders and corresponding increases in tax deductions for the Surviving Corporation, the Surviving Corporation, its successors or assigns shall make a payment to the Shareholders equal to the additional tax deductions for the Surviving Corporation, multiplied by thirty seven percent (37%).

     3. CONTINUED EFFECTIVENESS. As amended and supplemented hereby, the provisions of the Merger Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Amendment as of the 23rd day of April, 1998.

                                   RUGGED LINER, INC.


                                   By: /S/MARK GERMAN
                                         Mark German
                                   Title: President


                                   AEROCOVER, INC.


                                   By: /S/MARK GERMAN
                                        Mark German
                                   Title: President


                                   GROUND FORCE, INC.


                                   By: /S/MARK GERMAN
                                        Mark German
                                   Title: President


                                   TRIAD MANAGEMENT GROUP, INC.


                                   By: /S/MARK GERMAN
                                        Mark German
                                   Title: President

                                   THE COLONEL'S INTERNATIONAL,
                                   INC.


                                   By: /S/RICHARD S. SCHOENFELDT
                                         Richard S. Schoenfeldt
                                   Title: Chief Financial Officer


                                   THE COLONEL'S RUGGED LINER,
                                   INC.


                                   By: /S/RICHARD S. SCHOENFELDT
                                        Richard S. Schoenfeldt
                                   Title: President


                                   /S/MARK GERMAN
                                   Mark German


                                   /S/JOHN GERMAN
                                   John German


                                   /S/LOUISE GERMAN
                                   Louise German


                                   /S/MICHELLE STEVENSON
                                   Michelle Stevenson


                                   /S/DONALD J. WILLIAMSON
                                   Donald J. Williamson